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Exhibit 23.1

ACCOUNTANTS' CONSENT

To: The Board of Directors
        NOVA Gas Transmission Ltd.

We consent to the use of our report dated February 28, 2005 on the consolidated balance sheets of NOVA Gas Transmission Ltd. (the "Company") as at December 31, 2004 and 2003 and the statements of consolidated income, consolidated retained earnings, and consolidated cash flows for each of the years in the three-year period ended December 31, 2004 and our Comments for U.S. Readers on Canada — U.S. Reporting Difference, dated February 28, 2005, both of which are incorporated by reference in this Annual Report on Form 40-F of the Company for the year ended December 31, 2004.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
February 28, 2005

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  Exhibit 23.1